Summary of 2002 Incentive Compensation Plan

At the end of 2001, the Human Resources Committee of the Board of Directors adopted the Year 2002 Incentive Compensation Plan (the "Plan"). The Plan established target award opportunities ranging from 23% of base salary for key employees to 80% of base salary for the Chief Executive Officer. The bonuses were earned based on the achievement of certain financial targets, which are established based on the individual participant's position. For the Chief Executive Officer and the Chief Operating Officer the bonus awards for 100% of targeted performance were set at 80% and 65%, respectively, of their base salaries. For the Senior Vice Presidents and the General Counsel the bonus awards for 100% of targeted performance were set at 55% and 43%, respectively, of their base salaries. Messrs. Miles, Kunkle, Jellison, Lehner, Roos, Weston, Whiting and Addison received bonus awards for 2002 of 97.0%, 78.8%, 66.7%, 74.4%, 52.0%, 59.4%, 74.4% and 52.1%, respectively.


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